Exhibit 99.1

T Bancshares, Inc. Announces Extension of Subscription Rights Offering and Limited Public Offering

DALLAS, Texas, December 5, 2008 - T Bancshares, Inc. (TBNC.OB) (the “Company”), the bank holding company for T Bank, N.A., announced today that it has extended the expiration date for its subscription rights offering (the “Rights Offering”) and its limited public offering of shares not subscribed for in the Rights Offering (the “Limited Public Offering”).  Accordingly, the subscription rights issued pursuant to the Rights Offering will now expire at  5:00 p.m., New York City time, on December 31, 2008.  In addition, the offering period for the Limited Public Offering will now expire at 5:00 p.m., New York City time on December 31, 2008.

During the extended offering period for the Rights Offering, orders to purchase the Company’s common stock may be placed by any person who received subscription rights from the Company or by transfer during the original offering period, whether or not such person has exercised his or her subscription rights.  In addition, during the extended offering period, we may continue to offer shares of our common stock offered but not subscribed for in the Rights Offering to persons selected by us, in our sole discretion, through the Limited Public Offering.  Other than the extension of the expiration date, all other offering terms described in the Company’s prospectus, dated October 6, 2008, remain the same and apply during the extended period of the offering.

For further information regarding the offerings, or to obtain a prospectus, please contact Patrick Adams, at (972) 720-9001.

T Bancshares, Inc.
16000 Dallas Parkway, Suite 125
Dallas, Texas 75248
(972) 720-9000

T Bancshares, Inc. is a bank holding company headquartered in Dallas, Texas.  It operates through its wholly-owned subsidiary T Bank, N.A., a national banking association.

This press release contains forward looking statements that involve assumptions and potential risks and uncertainties, which are made in a manner consistent with the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995.  These forward looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance and achievements of T Bancshares, Inc. to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements. These factors include: general economic, capital market and business conditions; risks arising from litigation or similar proceedings; interest rate fluctuations; levels of delinquent loans; employee turnover; government regulation; and those other factors discussed in the filings of T Bancshares, Inc. with the Securities and Exchange Commission, which are incorporated in this press release by reference.  T Bancshares, Inc. undertakes no obligation, and expressly disclaims any obligation, to update publicly or revise any forward looking statement, whether as a result of new information, future events or otherwise.

The shares of common stock offered by the Company are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation or any other government agency.  A registration statement relating to the common stock referred to herein has been filed with the Securities and Exchange Commission.  This press release is not an offer to sell or a solicitation of an offer to buy common stock of the Company.  The offer is made only by the prospectus of T Bancshares, Inc., dated October 6, 2008 and forming part of the registration statement.